CONSENT OF BLAKE, CASSELS & GRAYDON LLP

We hereby consent to the use of our name in the registration statement on Form F-10 filed by NovaGold Resources Inc. on December 7, 2009, as such may thereafter be amended or supplemented, and in the prospectus contained therein, on the face page and under the headings “Legal Matters”, “Interest of Experts”, “Documents Filed as Part of the Registration Statement”, “Enforceability of Judgments”, “Canadian Federal Income Tax Considerations”, “Auditors, Transfer Agent and Registrar” and “Enforceability of Civil Liabilities”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

DATED: December 30, 2009

BLAKE, CASSELS & GRAYDON LLP

/s/ Blake, Cassels & Graydon LLP